FARR COMPANY AND SUBSIDIARIES
                                  Exhibit 4.66


                       FIRST AMENDMENT TO RIGHTS AGREEMENT

          FIRST AMENDMENT, dated as of March 23,1999 ("First Amendment"), to Rights Agreement dated as of April 3,1989 (the "Rights Agreement"), between Farr Company, a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company (the "Rights Agent"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement. All section and exhibit references are to sections and exhibits of the Rights Agreement.

          WHEREAS, the Rights Agent was appointed as successor to Security Pacific National Bank, the original rights agent under the Rights Agreement;

          WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement; and

          WHEREAS, pursuant to Section 26, the Company and the Rights Agent may from time to time supplement Or amend any provision of the Rights Agreement in accordance with the terms of such Section 26.

          NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in this Amendment, the parties hereby amend the Rights Agreement as follows:

          1. Section 1(d) is hereby amended to add ", New Jersey" after "New York."

          2. Section 1(g) is hereby deleted in its entirety.

          3. Section 1(h) is hereby amended to add ", limited liability company" after "corporation."

          4. Section 2 is hereby amended to (a) delete "and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Shares)" and (b) add the following at the end of the penultimate sentence thereof: "; provided, however, no such appointment or allocation of duties shall change or increase the Rights Agent's duties, liabilities or obligations. The Rights Agent shall have no duty to supervise, and in no event he liable for, the acts or omissions of any such Co-Rights Agent."

          5. Section 3(a) is hereby amended (a) to amend the second sentence thereof to replace the words "beyond the earlier of the dates set forth in such preceding sentence; provided, however, there must be Continuing Directors then in office and any such postponement shall require the concurrence of a majority of such Continuing Directors" from the second sentence thereof with the words:
"specified as a result of an event described in clause (ii) beyond the date set forth in such clause (ii)," (b) to add as the third and fourth sentence thereof "Nothing herein shall permit such a postponement of a Distribution Date after a Person becomes an Acquiring Person. Upon the occurrence of a Distribution Date, the Company shall promptly notify the Rights Agent and request a shareholder list from the Company's transfer agent," and (c)
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in the penultimate sentence, replace "Distribution Date" with "Rights Agent receives such notice and list."

          6. The first sentence of Section 4 is hereby amended to add "(which do not affect the duties or responsibilities of the Rights Agent)" after "appropriate."

          7. The first sentence in the last paragraph of Section 5 is hereby amended to add "and receipt by the Rights Agent of the notice and list of record holders of Rights referred to in Section 3(a) above " after "Distribution Date."

          8. Section 6 is hereby amended to (a) add the following at the end of the first paragraph of Section 6: "The Rights Agent may delay the processing of such transaction until it receives evidence that all applicable taxes and governmental charges have been paid" and (b) delete the word "reasonably" two times in the second paragraph of Section 6.

          9. Section 7(a) is hereby amended to replace "April 3, 1999" with "April 3, 2009." Section 7(c) is hereby amended to add "or governmental charge" after "transfer tax." Section 7(e) is hereby amended to replace "duly" with "properly" and add "or the Rights Agent" before "shall reasonably request."

          10. Section 10 is hereby amended to add "and other governmental charge" after "transfer taxes."

          11. Section 11(i) is hereby amended to add "and shall provide the Rights Agent with notice of such election" after "the Company may elect."

          12. Section 12 is hereby amended to (a) add ", reasonably detailed" after "brief" and (b) add ", computations and methodology" after "statement of the facts."

          13. Section 18 is hereby amended (a) to add in the first sentence "preparation, delivery, amendment" before "administration and execution," (b) in the second sentence to (i) add "damage, judgment, fine, penalty, claim, demand, settlement, cost" after "liability," (ii) add "gross" before "negligence," (iii) add "as determined by a court of competent jurisdiction" after "Rights Agent" and (iv) replace "anything done" with "any action taken, suffered" and (c) in the first sentence of the second paragraph of Section 18 to add "authorized and" before "protected."

          14. Section 19 is hereby amended to (a) replace "corporation" with "Person" three times and (b) replace "corporate trust" with "shareholder services."

          15. The first sentence of Section 20 and Sections 20(a), (b) and (c) are amended and restated in their entirety as follows:

          "The Rights Agent undertakes the duties and obligations, and only the duties and obligations, expressly imposed by this Rights Agreement (and no implied duties and obligations) upon the following terms and conditions, by all of which the Company and
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          the holders of Right Certificates, by their acceptance thereof shall be bound:

               (a) The Rights Agent may consult with legal counsel selected by it (who may be legal counsel for tile Company), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Rights Agent with respect to, and the Rights Agent shall incur no liability for or in respect of, any action taken, suffered or omitted by it in good faith and in accordance with such opinion.

               (b) Whenever in the performance of its duties under this Rights Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting any action hereunder such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, the Secretary or any Assistant Treasurer or Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted in good faith by it under the provisions of this Rights Agreement in reliance upon such certificate.

               (c) The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction. In no case will the Rights Agent be liable for special, indirect, punitive, incidental or consequential loss or damages of any kind whatsoever (including without limitation lost profits), even if the Rights Agent has been advised of the possibility of such damages."

          16. Section 20(e) is hereby amended to add "liability or" before "responsibility."

          17. Section 20(g) is hereby amended to (a) replace "and it shall not be liable for" with "such instructions shall be full authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of" and (b) add the following after the last sentence thereof:


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          "The Rights Agent may conclusively rely on the most recent instructions given by any such officer."

          18. The first sentence of Section 20(h) is hereby amended to add "affiliate," after "stockholder."

          19. Section 20(i) is hereby amended to (a) add "or any other person after "Company" and (b) replace "reasonable care was exercised" with "absent gross negligence or bad faith."

          20. Section 22 is hereby amended to add the following after the last sentence thereof:

          "In addition, in connection with the issuance or sale of Common Shares following the Distribution Date and prior to the Final Expiration Date, the Company shall, with respect to Common Shares so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, granted or awarded, or upon exercise, conversion or exchange of securities issued by the Company, in each case existing prior to the Distribution Date, issue Right Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Right Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Right Certificate would be issued and (ii) no such Right Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof."

          21. Section 23(a) is hereby amended and restated in its entirety as follows:

          "(a) The Board of Directors of the Company may, at its option, at any time prior to a the time that a Person has become an Acquiring Person, redeem all but not less than all of the then outstanding Rights at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend, recapitalization or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"), and the Company may, at its option, pay the Redemption Price in Common Shares (based on the "current per share market price," determined pursuant to Section 11(d), of the Common Shares at the time of redemption), cash or any other form of consideration deemed appropriate by the Board of Directors The redemption of the Rights by the Board of Directors may be made

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          effective at such time, on such basis and subject to such conditions as the Board of Directors in its sole discretion may establish."

          22. Section 25 is hereby amended to replace the address of the Rights Agent with the following:

          "ChaseMellon Shareholder Securities L.L.C.
          400 South Hope Street
          Fourth Floor
          Los Angeles, CA 90071
          Attention: Mary Ann McElroy"

          23. Section 26 hereby amended by deleting clause (ii) of the second sentence thereof in its entirety, renumbering clause (iii) of the second sentence to (ii), adding the word "or" immediately prior to the new clause (ii).

          24. Section 30 is hereby amended to add the following at the end of the last sentence thereof:

          ", except that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within such State."

          25. The Legend and the first paragraph of Exhibit A are hereby amended to replace "April 3, 1999" with "April 3, 2009."

          26. The fourth paragraph of Exhibit A ("Form of Right Certificate") is hereby amended and restated in its entirety as follows:

          "Subject to the provisions of the Rights Agreement, the Board of Directors may, at its option, (i) redeem the Rights evidenced by this Right Certificate at a redemption price of $.01 per Right or (ii) exchange Common Shares for the Rights evidenced by this Right Certificate, in whole or in part."

          27. The first sentence of the second paragraph of Exhibit B is hereby amended to delete the words "the Board of Directors, with the concurrence of a majority of the Continuing Directors (as defined below), may postpone the Distribution Date and that."

          28. The fourth paragraph of Exhibit B is hereby amended to replace "April 3, 1999" with "April 3, 2009."

          29. The eighth paragraph of Exhibit B is hereby amended to (a) delete the words "until ten days following the public announcement that a Person has become an Acquiring

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Person" and replace them with the words "prior to the time that an Acquiring
Person has become such" and (b) delete the second and third sentences in their entirety.

          30. The ninth paragraph of Exhibit B is hereby deleted in its entirety.

          31. The eleventh paragraph of Exhibit B is hereby amended to delete the following:

          ", to shorten or lengthen any time period under the Rights Agreement relating to when the Rights may be redeemed (so long as, under certain circumstances, a majority of Continuing Directors approve such shortening or lengthening)."

          32. This First Amendment shall be effective as of the date hereof and, except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

          33. This First Amendment may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all such counterparts shall together constitute one and the same document.


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

          IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.


                                    FARR COMPANY


                                    By /s/ Steve Pegg

                                       Name: Steve Pegg
                                       Title: Sr. Vice President & CFO

                                    CHASEMELLON SHAREHOLDER
                                    SERVICES, L.L.C.


                                    By: /s/ Mary Ann McElroy

                                        Name: Mary Ann Mcelroy
                                        Title: Relationship Manager


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